FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Provides Third Quarter Results and
Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, November 14, 2012 – FS Investment Corporation II (“FSIC II”), a business development company focused on investing primarily in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended September 30, 2012. As previously announced, FSIC II will hold its third quarter investor conference call at 4:00 p.m. Eastern Time on Thursday, November 15, 2012 to discuss these results. Information for those interested in participating in the call can be found below.

Financial Highlights

•
As of October 31, 2012, FSIC II had raised total equity capital of approximately $338.9 million, including approximately $20.0 million raised from investors affiliated with FSIC II’s sponsor, Franklin Square Capital Partners, and its sub-adviser, GSO / Blackstone.

•	During the three months ended September 30, 2012, FSIC II generated:

o	Total GAAP-basis net investment income of approximately $213 thousand, or $0.02 per share; and

o	Total net realized capital gains of approximately $1.3 million, or $0.12 per share.

•	During the third quarter of 2012, FSIC II also:

o	Paid cash distributions to investors totaling $0.1812 per share; and

o
Increased its public offering price from $10.00 per share to $10.05 per share on September 14, 2012 and increased the amount of the regular semi-monthly distribution to maintain its 7.25% distribution yield.

•	As of September 30, 2012:

o
FSIC II’s portfolio consisted of investments in 57 portfolio companies, including investments in first lien senior secured loans, second lien senior secured loans, senior secured bonds, subordinated debt and collateralized securities;

o	The weighted average purchase price of the investments in FSIC II’s portfolio was 95.2% of par or stated value, as applicable;

o	FSIC II’s estimated gross annual portfolio yield, prior to leverage, was 10.9% based on the purchase price of its investments; and

o	The weighted average credit rating of the investments in FSIC II’s portfolio that were rated was B3 based on the Moody’s scale.

Recent Notable Announcements

•
On October 15, 2012, FSIC II increased its public offering price from $10.05 per share to $10.10 per share and increased the amount of the regular semi-monthly distribution to maintain its 7.25% distribution yield.

•
On October 26, 2012, FSIC II entered into a debt financing arrangement with JPMorgan Chase Bank, through its two newly formed, wholly-owned subsidiaries, Lehigh River, LLC and Cobbs Creek, LLC. The new facility provides FSIC II with up to $150 million in borrowing capacity to fund investments.

Investor Update Call

FSIC II will hold its second quarter investor call on Thursday, November 15, 2012, at 4:00 p.m. Eastern Time.  In order to participate, interested parties should dial (888) 895-5271 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 33595888 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC II’s website (www.FSInvestmentCorpII.com), and will be available for a period of 30 days following the call.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, which FSIC II filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2012, as well as FSIC II’s other reports filed with the SEC. A copy of FSIC II’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and FSIC II’s other reports filed with the SEC can be found on FSIC II’s website at www.FSInvestmentCorpII.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the SEC.  FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company and is the third investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”).  FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $54.6 billion in assets under management as of September 30, 2012, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.FSInvestmentCorpII.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.